Exhibit 99.3

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-11-04
THE GEO GROUP CLOSES $415 MILLION
ACQUISITION OF B.I. INCORPORATED
•	Further Diversifies $1.6 Billion Global Provider of Essential Government Services

•	GEO Uniquely Positioned to Deliver Full Continuum of Care Solutions for Correctional, Detention and Treatment Services
Boca Raton, Fla. – February 11, 2011 – The GEO Group (NYSE: GEO) (“GEO”) a leading provider of correctional, detention, and treatment services to federal, state and local government agencies around the globe announced today the successful closing of its previously announced acquisition of B.I. Incorporated (“BI”), a private provider of innovative compliance technologies, industry-leading monitoring services, and evidence-based supervision and treatment programs for community-based parolees, probationers, and pretrial defendants. GEO has acquired BI for $415 million in an all cash transaction, excluding transaction related expenses. BI will be integrated into GEO’s wholly-owned subsidiary, GEO Care.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said: “This important milestone further diversifies GEO and positions our company to meet the demand for increasingly diversified correctional, detention and treatment services in every state and for every federal detention and corrections agency in the United States. GEO is now uniquely positioned to provide full continuum of care solutions for correctional, detention, and treatment services worldwide. From the management of correctional and detention facilities to the reintegration of offenders into the community, there is a growing need in our industry for comprehensive continuum of care services that address the entire corrections, detention, and residential treatment spectrum, providing a better basis for meaningful measurement of program outcomes.”
B.I. Incorporated
Founded in 1978, BI is the largest provider of comprehensive electronic monitoring services, tracking more than 60,000 offenders on behalf of approximately 900 federal, state and local correctional agencies located in all 50 states. BI applies a full continuum of technologies including radio frequency and global positioning system equipment, voice identification, and remote alcohol detection systems. BI also provides community-based reentry services for approximately 1,700 parolees on behalf of state and local correctional agencies at 26 non-residential day reporting centers across the United States. BI is the sole provider of monitoring and supervision services for U.S. Immigration and Customs Enforcement (“ICE”) through the Intensive Supervision and Appearance Program (“ISAP”), which is a core component of ICE’s Alternatives to Detention program. BI supervises non-criminal aliens who are required to comply with ICE’s Executive Office of Immigration Review court process.
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Contact:	Pablo E. Paez Vice President, Corporate Relations	1-866-301-4436

Financial Impact
The acquisition is expected to increase GEO’s total annual revenues by approximately $115 million to more than $1.6 billion in 2011. The acquisition is also expected to materially increase GEO’s EBITDA and cash flow on a fully annualized basis. In addition, GEO anticipates annual cost synergies from the acquisition of $3-5 million. Excluding one-time transaction-related expenses and transitional costs, GEO expects the acquisition to have a neutral impact on its 2011 pro forma earnings per share and to become accretive to pro forma earnings starting in 2012.
Financial and Legal Advisors
Wells Fargo acted as GEO’s financial advisor. Akerman Senterfitt served as GEO’s legal advisor. Harris Williams & Co. acted as BI’s financial advisor, and Bobby Sood acted as BI’s industry consultant. Fried Frank served as BI’s legal advisor.
About The GEO Group
The GEO Group (“GEO”) (www.geogroup.com) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of approximately 81,000 beds at 118 correctional, detention and residential treatment facilities, including projects under development.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues, cash flows, costs, and cost synergies and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the risk that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (2) the risk that the expected increased revenues, EBITDA, and cash flow may not be fully realized or may take longer to realize than expected; (3) the risk that the cost synergies from the transaction may not be fully realized or may take longer to realize than expected; (4) any difficulties encountered in maintaining relationships with customers, employees or suppliers as a result of the transaction; (5) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (6) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (7) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (8) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (9) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (10) GEO’s ability to obtain future financing on acceptable terms; (11) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (12) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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Contact:	Pablo E. Paez Vice President, Corporate Relations	1-866-301-4436